Exhibit 10.1

MANAGEMENT SERVICES AGREEMENT

by and among

SPARTAN ENERGY PARTNERS LP,

SPARTAN ENERGY PARTNERS GP LLC

CSI COMPRESSCO LP,

CSI COMPRESSCO GP LLC

and

SPARTAN OPERATING COMPANY LLC

i

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT is entered into on, and effective as of, November 10, 2021 (the “Closing Date”), by and among, CSI Compressco, LP, a Delaware limited partnership (the “Partnership”), CSI Compressco GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Spartan Energy Partners, LP, a Delaware limited partnership (“Spartan LP”) Spartan Energy Partners GP LLC, a Delaware limited liability company and general partner of Spartan LP (“Spartan GP”) and Spartan Operating Company LLC, a Delaware limited liability company (“Spartan Operating”). The above-named entities are sometimes referred to in this Agreement singularly as a “Party” and collectively as the “Parties.”

RECITALS:

The Parties desire by their execution of this Agreement to evidence their understanding:

1. As more fully set forth in Article II, with respect to the reimbursement or allocation of expenses among the Partnership Group, the General Partner, the Spartan Entities and Holdco Entities, including personnel and other services related to the operations of such entities;.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

(b) As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” has the meaning given to such term in the Partnership Agreement.

“Agreement” means this Management Services Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Houston, Texas are authorized or are obligated by law, executive order or governmental decree to be closed.

“Closing Date” has the meaning given to such term in the preamble to this Agreement.

“Common Unit” has the meaning given such term in the Partnership Agreement.

“Compressco Sub” has the meaning given to such term in the definition of the Partnership Group.

“Conflicts Committee” has the meaning given such term in the Partnership Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“General Partner” has the meaning given to such term in the preamble to this Agreement.

“General Partner Services” has the meaning given to such term in Section 2.1(a).

“General Partner SG&A Services” has the meaning given to such term in Section 2.1(b).

“Holdco Entities” means Treating Holdco and any Subsidiary of Treating Holdco; and “Holdco Entity” means any one of the Holdco Entities.

“Intellectual Property” means all of the following intellectual property: (a) patents and patent applications; (b) registered and unregistered copyrights and copyright applications; (c) trademarks, service marks, trade names, and trade dress, together with the goodwill associated therewith, and any applications for the foregoing; (d) domain names; (e) trade secrets and confidential information; and (f) the right to sue and collect for past, present and future infringement and misappropriation of all such intellectual property.

“Partnership” has the meaning given to such term in the preamble to this Agreement.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 8, 2016, together with any amendments to and/or restatements thereof.

“Partnership Entities” means the General Partner and each member of the Partnership Group; and “Partnership Entity” means any of the Partnership Entities.

“Partnership Group” means the Partnership, CSI Compressco Sub Inc., a Delaware corporation (“Compressco Sub”), , and any Subsidiary of the Partnership or Compressco Sub.

“Party” or “Parties” have the meanings given to such terms in the preamble to this Agreement.

“Person” has the meaning given to such term in the Partnership Agreement.

“Services” has the meaning given to such term in Section 2.1(c).

“Spartan GP” has the meaning given to such term in the preamble to this Agreement.

“Spartan LP” has the meaning given to such term in the preamble to this Agreement.

“Spartan Entities” means Spartan GP and Spartan LP; and “Spartan Entity” means any one of the Spartan Entities.

“Spartan Operating” has the meaning given to such term in the preamble to this Agreement.

“Spartan Operating Services” has the meaning given to such term in Section 2.1(a).

“Spartan SG&A Services” has the meaning given to such term in Section 2.1(b).

“Spartan Terminals” means Spartan Terminals Operating, Inc., a Delaware corporation.

“Subsidiary” has the meaning given to such term in the Partnership Agreement.

“Treating Holdco” means Treating Holdco, LLC, a Delaware limited liability company.

ARTICLE II

SERVICES

Section 2.1 Services and Personnel. On and as of the Closing Date, all of the employees providing services to the Partnership Entities and the Holdco Entities will be employees of the General Partner or Spartan Operating. The General Partner and Spartan GP shall be entitled allocate all direct and indirect expenses incurred by the General Partner, the Spartan Entities or Spartan Operating on behalf of such other Persons and, if appropriate, such Persons will reimburse such expenses, on the following terms:

(a) The General Partner shall provide the Partnership Group with personnel and other services reasonably necessary to manage the Partnership Entities’ operations and conduct the Partnership Group’s business (such personnel and services, the “General Partner Services”). Spartan Operating shall provide the Holdco Entities and the Partnership Entities with personnel and other services reasonably necessary to manage respective operations of the Holdco Entities and the Partnership Entities and conduct the respective business of the Holdco Entities and the Partnership Entities (such personnel and services, the “Spartan Operating Services”).

(b) The General Partner shall provide the Holdco Entities with certain corporate and general and administrative services reasonably necessary for the operation of the business of the Holdco Entities, including (without limitation) secretarial and general office services and facilities management services (the “General Partner SG&A Services”).

(c) Spartan GP shall provide the Partnership Entities and the Holdco Entities with certain corporate and general and administrative services reasonably necessary for the operation of the business of the Partnership Group and the Holdco Entities, which services may include (without limitation) insurance and risk management services (such services, collectively, the “Spartan SG&A Services” and, together with the General Partner Services, the Spartan Operating Services and the General Partner SG&A Services, the “Services”).

(d) In connection with providing the Services, the General Partner and Spartan GP shall be entitled to allocate to the Partnership Group, the Holdco Entities or the Spartan Entities any costs and expenses incurred by the General Partner, the Spartan Operating or Spartan GP, as the case may be, on any reasonable basis determined by the General Partner or Spartan GP, as the case may be.

(e) The Parties hereby agrees to reimburse such other Parties for all costs and expenses allocated to them in accordance with Section 2.1(d).

ARTICLE III

MISCELLANEOUS

Section 3.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Delaware and to venue in Delaware.

Section 3.2 Notice. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by registered or certified mail, return receipt requested, facsimile, electronic mail, air courier guaranteeing overnight delivery or personal delivery to such Party. All notices, requests and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by registered or certified mail, return receipt requested; when receipt is acknowledged, if sent via facsimile or electronic mail; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 3.2.

For notices to any of the Spartan Entities:

Spartan Energy Partners, LP

9595 Six Pines Drive, Suite 4000

The Woodlands, TX 77380

Attn: Jonathan W. Byers

Email: Jbyers@csicompressco.com

with a copy to, which shall not constitute notice:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, TX 77002

Attn: David P. Oelman

Email: doelman@velaw.com

For notices to any of the Partnership Entities:

CSI Compressco LP

c/o CSI Compressco GP LLC (as General Partner)

24955 Interstate 45 N

The Woodlands, TX 77380

Attn: General Counsel

Email: DAnchondo@csicompressco.com

For notices to Spartan Operating:

Spartan Operating Company LLC

c/o CSI Compressco GP LLC

24955 Interstate 45 N

The Woodlands, TX 77380

Attn: General Counsel

Email: DAnchondo@csicompressco.com

Section 3.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

Section 3.4 Termination. This Agreement, other than the provisions set forth in Article III hereof, shall terminate upon the third anniversary of the Closing Date, unless otherwise agreed by the Parties.

Section 3.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

Section 3.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that the General Partner determines will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

Section 3.7 Assignment; Third Party Beneficiaries. Any Party shall have the right to assign its rights under this Agreement without the consent of any other Party, but no Party shall have the right to assign its obligations under this Agreement without the consent of the other Parties. Subject to the limitations set forth in Section 3.14, each of the Parties hereto specifically intends that each entity comprising the Spartan Entities, each entity comprising the Holdco Entities and each entity comprising the Partnership Entities, as applicable, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity.

Section 3.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 3.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 3.10 Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.

Section 3.11 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Section 3.12 Withholding or Granting of Consent. Except as otherwise expressly provided in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, for any reason, and subject to such conditions as it shall deem appropriate.

Section 3.13 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

Section 3.14 Negation of Rights of Limited Partners, Assignees and Third Parties. The provisions of this Agreement are enforceable solely by the Parties, and no shareholder, limited partner, member, or assignee of Spartan LP, Spartan GP, the General Partner or the Partnership or other Person shall have the right, separate and apart from Spartan LP, Spartan GP, the General Partner or the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Section 3.15 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of any Spartan Entity or any Partnership Entity.

(Signature pages follow.)

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

SPARTAN ENERGY PARTNERS LP

By:	Spartan Energy Partners GP, LLC

By:	/s/ John E. Jackson
Name:	John E. Jackson
Title:	Chief Executive Officer

SPARTAN ENERGY PARTNERS GP LLC

By:	/s/ John E. Jackson
Name:	John E. Jackson
Title:	Chief Executive Officer

CSI COMPRESSCO LP

By:	CSI Compressco GP LLC, its sole general partner

By:	/s/ John E. Jackson
Name:	John E. Jackson
Title:	Chief Executive Officer

CSI COMPRESSCO GP, LLC

By:	/s/ John E. Jackson
Name:	John E. Jackson
Title:	Chief Executive Officer

SPARTAN OPERATING COMPANY LLC

By:	/s/ John E. Jackson
Name:	John E. Jackson
Title:	Chief Executive Officer

Signature Page to

Management Services Agreement